EXHIBIT 5.1

August 6, 2003

Epicor Software Corporation

195 Technology Drive

Irvine, California 92618

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Epicor Software Corporation, a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about August 6, 2003, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,250,000 shares of your Common Stock, $0.001 par value (the “Shares”) that are to be issued pursuant to the Epicor Software Corporation Amended and Restated 1999 Nonstatutory Stock Option Plan (the “Plan”) and an Epicor Software Corporation Nonqualified Option Agreement with Michael A. Piraino (the “Agreement”). As your legal counsel, we have reviewed the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the proposed sale and issuance of the Shares by you under the Plan or the Agreement.

It is our opinion that, when issued and sold in the manner described in the Plan or the Agreement, the Shares will be duly authorized, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation